FOR RELEASE at 7:30 a.m. ET
Tuesday, February 28, 2006

CONTACT:	INVESTOR RELATIONS CONTACT:
Steve Butler	Jennifer Martin
President, Chief Executive Officer, StarTek, Inc.	Director, SEC Reporting and Compliance, StarTek, Inc.
303-262-4500	303.262.4587
steve.butler@startek.com	jennifer.martin@startek.com

StarTek Inc. Reports Fourth Quarter and Full Year Results
Completes sale of Supply Chain Management Services and secures two new Canadian sites

DENVER, Colo. - February 28, 2006 - StarTek Inc. (NYSE:SRT) reported that fourth quarter 2005 fully diluted earnings per share from continuing operations increased $0.01 from the prior year to $0.30 per share. Fully diluted earnings per share including discontinued operations were unchanged from the previous year at $0.30 per share.

Fourth quarter revenue and gross profit from continuing operations were consistent with the prior year. The Company reported gross margin of 21.6% for the quarter, down from 21.8% during the same period in 2004. During the quarter, incremental revenue from new clients and increases in volume from two of the Company’s larger clients were offset by decreased volumes from one principal client, costs to ramp new business and the unfavorable impact of a strengthening Canadian dollar versus the U.S. dollar. Fourth quarter operating margin from continuing operations declined slightly year over year to 9.5%. This decline was primarily driven by increased information technology costs and was offset by a reduction in support staff. The Company also reported a $0.3 million gain on the sale of the Company’s Supply Chain Management Services platform. The financial results from this platform are reported as discontinued operations in both 2004 and 2005. Net income was also flat at $4.4 million for the fourth quarter of 2005 compared to the same quarter of 2004.

For the year ended December 31, 2005, fully diluted earnings per share from continuing operations were $0.95 per share while fully diluted earnings per share including discontinued operations were $0.88 per share. This was down from $1.41 and $1.42, respectively, against the prior year. Revenue declined 2.5% to $216.4 million and gross margin declined from 25.9% to 22.7% during 2005. This decline in revenue and gross margin was driven by revenue mix from a major StarTek client, declining business from a utility client, unfavorable foreign exchange rates related to the Canadian dollar and increased costs related to ramping new business during the year. Offsetting these declines was incremental revenue from new business garnered during 2005. Capacity utilization improved during the latter portion of the year as a result of new business contracts, leading the Company to secure three new facilities set to open in 2006, one in the United States and two in Canada.

During the full year 2005, selling, general and administrative expenses increased 3.6% primarily as a result of severance associated with cost realignment efforts early in the year. Net interest and other income was $2.1 million lower than in 2004 as a result of a change in our investment policy and changing market conditions.

Cash and cash equivalents and investments increased $6.2 million to $45.6 million as of December 31, 2005. Cash provided by operating activities of $45.5 million was nearly double that in the prior year.

Working capital declined from $88.6 million in 2004 to $72.0 million in 2005 primarily as a result of lower receivables and the sale of assets associated with the Supply Chain Management platform.

“We made significant strides in turning around the business during 2005,” said Steve Butler, President and CEO of StarTek. “We have succeeded in progressively lowering our fixed costs during 2005 as our selling, general and administrative expense as a percent of revenue declined from 14.5% in the first quarter to 12.1% in the fourth quarter. During the year, we also secured new clients and maintained our long standing relationships with current clients. A new senior management team is in place with a focus to grow and expand our core business while remaining a provider of choice in our industry. We are encouraged with the progress we have made thus far and we will continue to seek opportunities to improve our results and diversify our revenue base in 2006.”

About StarTek

StarTek, Inc. (NYSE:SRT) is a leading provider of Business Process Optimization services for outsourced customer interactions. Since 1987 StarTek has provided customer experience management solutions that solve strategic business challenges so that fast-moving businesses can effectively manage customer relationships across all contact points - web, voice, email, fax, and video. This blended solution helps companies create and maintain customer satisfaction and frees them to focus on preserving capital, while StarTek delivers the ultimate customer experience. The Company is managed by executives from the Financial, Cable MSO, CRM and business services industries. Headquartered in Denver, Colorado, StarTek has 17 operational facilities across North America. For more information visit the company’s Web site at www.StarTek.com.

Conference Call

The Company will host a conference call on February 28, 2006, to discuss the Company’s financial results. The call will begin at 7:30 a.m. Mountain Time (9:30 a.m. Eastern Time) and can be accessed as follows:

USA:	866.831.6291
International:	617.213.8860
Passcode:	32847035
Conference Host:	Steve Butler

A dial-in replay will be available February 28, 2006, at 9:30 a.m. Mountain Time through March 7, 2006, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	66648434

A Web-based replay will be available on March 3, 2006, and accessible from the Investor Relations section of the company’s Web site at www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data, unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenue	$58,165	$58,045	$216,371	$221,906
Cost of services	45,578	45,402	167,223	164,363
Gross profit	12,587	12,643	49,148	57,543
Selling, general and administrative expenses	7,033	6,531	28,435	27,451
Operating profit	5,554	6,112	20,713	30,092
Net interest and other income	381	965	1,479	3,532
Income from continuing operations
before income taxes	5,935	7,077	22,192	33,624
Income tax expense	1,593	2,804	8,177	12,747
Income from continuing operations	4,342	4,273	14,015	20,877

Gain (loss) on discontinued operations, net of tax	55	142	(1,155)	99

Net income	$4,397	$4,415	$12,860	$20,976

Net income per share from
continuing operations:
Basic	$0.30	$0.29	$0.96	$1.44
Diluted	$0.30	$0.29	$0.95	$1.41

Net income per share including
discontinued operations:
Basic	$0.30	$0.30	$0.88	$1.45
Diluted	$0.30	$0.30	$0.88	$1.42

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands, unaudited)

	As of December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$17,425	$14,609
Investments	28,168	24,785
Trade accounts receivable, less allowance for
doubtful accounts of $250 and $357, respectively	40,612	49,254
Income tax receivable	4,227	12,344
Assets held for sale	-	6,638
Deferred tax asset	865	2,875
Prepaid expenses and other current assets	3,161	2,038
Total current assets	94,458	112,543

Property, plant and equipment, net	57,066	55,731
Long-term deferred tax assets	4,229	1,521
Other assets	853	224
Total assets	$156,606	$170,019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,744	$7,190
Accrued liabilities:
Accrued payroll	7,280	5,950
Accrued compensated absences	3,522	4,368
Accrued health insurance	462	188
Other accrued liabilities	806	333
Current portion of long-term debt	2,551	2,580
Short-term borrowings	-	1,250
Short-term deferred income tax liability	1,973	1,626
Other current liabilities	1,150	434
Total current liabilities	22,488	23,919

Long-term debt, less current portion	3,099	5,533
Long-term deferred income tax liability	1,827	1,962
Other liabilities	1,028	1,722
Total liabilities	28,442	33,136

Stockholders' equity:
Common stock	146	146
Additional paid-in capital	60,139	59,736
Accumulated other comprehensive income	1,776	1,815
Retained earnings	66,103	75,186
Total stockholders' equity	128,164	136,883
Total liabilities and stockholders' equity	$156,606	$170,019

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands, unaudited)

	Year Ended December 31,
	2005	2004
Operating Activities
Net income	$12,860	$20,976
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	13,364	12,546
Deferred income taxes	(595)	(402)
Realized loss on investments	623	-
(Gain) loss on sale of assets	(1,083)	1,626
Changes in operating assets and liabilities:
Sales of trading securities, net	2,929	2,926
Trade accounts receivable, net	10,679	(7,903)
Inventories, net	136	1,290
Prepaid expenses and other assets	(685)	(1,033)
Accounts payable	(2,704)	(1,453)
Income taxes, net	8,405	(10,197)
Accrued and other liabilities	1,530	4,723
Net cash provided by operating activities	45,459	23,099

Investing Activities
Purchases of investments available for sale	(733,935)	(271,673)
Proceeds from disposition of investments available for sale	726,126	284,096
Purchases of property, plant and equipment	(15,365)	(19,465)
Proceeds from disposition of property, plant and equipment	5,986	1,626
Net cash used in investing activities	(17,188)	(5,416)

Financing Activities
Proceeds from stock option exercises	327	4,477
Principal payments on borrowings	(4,594)	(7,751)
Dividend payments	(21,943)	(22,820)
Proceeds from borrowings	880	17,010
Net cash used in financing activities	(25,330)	(9,084)
Effect of exchange rate changes on cash	(125)	55
Net increase in cash and cash equivalents	2,816	8,654
Cash and cash equivalents at beginning of period	14,609	5,955
Cash and cash equivalents at end of period	$17,425	$14,609